Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Nancy Krejsa Sr. VP Investor Relations +1-972-595-5083 nkrejsa@sftp.com
Record Revenue for First Half 2016 at Six Flags
First Half Revenue Increases 11 Percent; Attendance Grows 7 Percent
GRAND PRAIRIE, Texas — July 27, 2016 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced another period of strong financial performance with revenue for the first six months of 2016 growing $51 million or 11 percent to $522 million, driven primarily by a 7 percent increase in attendance, a 3 percent increase in guest spending per capita and a 104 percent increase in international licensing revenue. On a constant currency1 basis, revenue for the first six months of 2016 grew $57 million or 12 percent. Net Income for the same time period increased $19 million and Adjusted EBITDA2 grew $21 million or 19 percent to $132 million. Diluted earnings per share for the first six months of the year was $0.15 as compared to a loss of $0.05 for the same period in 2015.
“Our 2016 season is off to an excellent start,” said John Duffey, President and CEO. “Our innovative new attractions have received very positive reviews along with the first-ever integration of virtual reality technology into our roller coasters. Our pricing and multi-visit pass initiatives are working well and we are highly encouraged by the positive trends in our business including the 11 percent increase in our Active Pass Base. Combined with our ticket price gains and international expansion opportunities, we are well-positioned for 2016 and we remain laser-focused on our aspirational target of $600 million of Modified EBITDA3 by 2017.”
Attendance for the first six months of 2016 grew 7 percent to 11.2 million guests and guest spending per capita increased 3 percent, with admissions per capita increasing 3 percent and in-park spending per capita increasing 2 percent. On a constant currency basis, year-to-date guest spending per capita increased $1.65 or 4 percent.
For the quarter ended June 30, 2016, revenue increased $21 million or 5 percent to $407 million driven primarily by a 2 percent increase in attendance, a 2 percent increase in guest spending per capita and a132 percent increase in international licensing revenue. Net income decreased $5 million or 7 percent and diluted earnings per share decreased 4 percent to $0.64 for the quarter—both declines were due primarily to a one-time tax benefit in the second quarter of 2015. Adjusted EBITDA in the second quarter increased $6 million or 4 percent to $155 million.
Attendance in the second quarter grew 2 percent to 9 million guests. Adjusting for the approximately 200,000 in attendance that shifted from the second quarter to the first quarter due to the timing of Easter and our related operating calendar, second quarter 2016 attendance grew 4 percent. Total guest spending per capita for the second quarter was $42.54, which was an increase of $0.99 or 2 percent compared to the second quarter of 2015. Admissions per capita increased 2 percent to $23.90 and in-park spending per capita increased 2 percent to $18.64. On a constant currency basis, second quarter guest spending per capita increased $1.37 or 3 percent.
The company’s continued success in upselling guests to multi-visit passes resulted in an 11 percent year-over-year increase in its Active Pass Base, which represents the total number of guests who have purchased a season pass or who are enrolled in the company’s membership program. Season pass holders and members are the company’s most valuable guests, generating higher revenue and cash flow than a single day guest and providing an excellent full-year hedge against inclement weather.
Deferred revenue of $175 million increased by $26 million or 17 percent over June 30, 2015 primarily due to incremental sales of season passes, memberships and all-season dining passes.
In the first half of 2016 the company invested $81 million in new capital projects, paid $107 million in dividends, or $0.58 per common share per quarter, and repurchased $44 million of its common stock. Net Debt4 as of June 30, 2016, calculated as total reported debt of $1,652 less cash and cash equivalents of $164 million, was $1,488 million, which translates to a 3.0 times net leverage ratio.
Previous Announcements
On June 16, 2016 the company announced it had completed the private sale of $300 million of senior notes and that it had used $150 million of the proceeds to voluntarily pay down a portion of its Term Loan B credit facility and eliminate any required amortization payments until its maturity in 2022. The company intends to use the balance of the proceeds, after paying refinancing fees, for general corporate purposes over time including share repurchases and other strategic initiatives.
During the quarter, the company also announced that its board of directors had approved a stock repurchase plan that allows the company to repurchase an incremental $500 million of its common stock. Combined with the remaining balance from the prior authorization, the total authorized repurchase amount as of June 30, 2016 was $510 million.
On July 20, 2016, the company also announced it had signed a letter agreement with Riverside Investment Group Co. Ltd., a leading real estate developer in China and existing partner of Six Flags, to potentially develop a second Six Flags-branded theme park, together with a water park, in China. These parks will be located in Bishan, a district of Chongqing, with a surrounding population of approximately 120 million people.
Conference Call
At 8:00 a.m. Central Time today, July 27, 2016, the company will host a conference call to discuss its second quarter 2016 financial performance. The call can be accessed through the Six Flags Investor Relations website at www.sixflags.com/investors or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available by dialing 1-855-859-2056 or +1-404-537-3406 through August 4, 2016.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.3 billion in revenue and 18 parks across the United States, Mexico and Canada. For 55 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.
Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and financial performance targets set forth in our aspirational goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at www.sixflags.com/investors and on the SEC’s website at www.sec.gov.
Footnotes

(1)	Constant Currency calculations assume prior year results for the company’s parks in Mexico and Canada are translated at current year foreign exchange rates.

(2)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(3)	See the following financial statements and Note 3 to those financial statements for a discussion of Modified EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(4)	Net Debt (a non-GAAP financial measure) represents total long-term debt as reported, including current portion, and any short-term bank borrowings, less cash and cash equivalents.

SIX FLAGS ENTERTAINMENT CORPORATION

Statement of Operations Data (1)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Theme park admissions	$215,762	$206,998	$273,843	$247,544	$714,118	$648,941
Theme park food, merchandise and other	168,336	161,419	206,626	189,644	517,172	472,036
Sponsorship, licensing and other fees	19,220	13,676	33,652	25,118	67,667	58,647
Accommodations revenue	3,748	3,972	8,364	8,914	16,246	17,120
Total revenue	407,066	386,065	522,485	471,220	1,315,203	1,196,744
Operating expenses (excluding depreciation and amortization shown separately below)	142,096	132,771	236,207	216,133	485,293	445,405
Selling, general and administrative expense (excluding depreciation, amortization and stock-based compensation shown separately below)	54,467	50,994	88,724	83,274	184,027	170,796
Costs of products sold	36,020	34,182	46,158	41,367	105,500	94,291
Depreciation	25,273	24,925	50,651	51,062	104,377	103,971
Amortization	651	657	1,301	1,315	2,609	2,643
Stock-based compensation	4,244	4,408	6,250	26,715	35,768	155,654
Loss on disposal of assets	597	1,567	114	2,233	7,763	5,520
Interest expense, net	20,190	18,938	39,648	37,525	78,026	74,298
Loss on debt extinguishment	2,377	6,557	2,377	6,557	2,377	6,557
Other (income) expense, net	(8)	(407)	691	(479)	1,393	131
Income before income taxes	121,159	111,473	50,364	5,518	308,070	137,478
Income tax expense (benefit)	41,059	26,859	17,199	(8,770)	96,338	33,812
Income from continuing operations before discontinued operations	80,100	84,614	33,165	14,288	211,732	103,666
Income from discontinued operations	—	—	—	—	—	545
Net income	80,100	84,614	33,165	14,288	211,732	104,211
Less net income attributable to noncontrolling interests	(19,213)	(19,082)	(19,213)	(19,082)	(38,296)	(38,088)
Net income (loss) attributable to Six Flags Entertainment Corporation	$60,887	$65,532	$13,952	$(4,794)	$173,436	$66,123

Weighted-average number of common shares outstanding:
Weighted-average common shares outstanding — basic:	93,054	94,834	92,707	94,347	92,766	94,108
Weighted-average common shares outstanding — diluted:	95,412	97,382	94,953	94,347	95,142	97,017

Net income (loss) per average common share outstanding— basic:
Income (loss) from continuing operations	$0.65	$0.69	$0.15	$(0.05)	$1.87	$0.69
Income from discontinued operations	—	—	—	—	—	0.01
Net income (loss)	$0.65	$0.69	$0.15	$(0.05)	$1.87	$0.70

Net income (loss) per average common share outstanding— diluted:
Income (loss) from continuing operations	$0.64	$0.67	$0.15	$(0.05)	$1.82	$0.67
Income from discontinued operations	—	—	—	—	—	0.01
Net income (loss)	$0.64	$0.67	$0.15	$(0.05)	$1.82	$0.68

Balance Sheet Data

	As of
(Amounts in thousands)	June 30, 2016	December 31, 2015
Cash and cash equivalents (excluding restricted cash)	$163,548	$99,760
Total assets	2,590,293	2,428,440

Deferred income	174,625	97,334
Current portion of long-term debt	524	7,506
Long-term debt (excluding current portion)	1,651,433	1,498,022

Redeemable noncontrolling interests	454,675	435,721

Total stockholders' (deficit) equity	(92,145)	24,216

Shares outstanding	92,877	91,551

SIX FLAGS ENTERTAINMENT CORPORATION

Definition and Reconciliation of Non-GAAP Financial Measures
We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.
However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.
The following table sets forth a reconciliation of net income to Adjusted EBITDA and Adjusted Free Cash Flow for the three, six and twelve months ended June 30, 2016 and June 30, 2015:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net income	$80,100	$84,614	$33,165	$14,288	$211,732	$104,211
Income from discontinued operations	—	—	—	—	—	(545)
Income tax expense (benefit)	41,059	26,859	17,199	(8,770)	96,338	33,812
Other (income) expense, net	(8)	(407)	691	(479)	1,393	131
Loss on debt extinguishment	2,377	6,557	2,377	6,557	2,377	6,557
Interest expense, net	20,190	18,938	39,648	37,525	78,026	74,298
Loss on disposal of assets	597	1,567	114	2,233	7,763	5,520
Amortization	651	657	1,301	1,315	2,609	2,643
Depreciation	25,273	24,925	50,651	51,062	104,377	103,971
Stock-based compensation	4,244	4,408	6,250	26,715	35,768	155,654
Impact of Fresh Start valuation adjustments (2)	22	39	44	78	126	264
Modified EBITDA (3)	174,505	168,157	151,440	130,524	540,509	486,516
Third party interest in EBITDA of certain operations (4)	(19,213)	(19,082)	(19,213)	(19,082)	(38,296)	(38,088)
Adjusted EBITDA (3)	155,292	149,075	132,227	111,442	502,213	448,428
Cash paid for interest, net	(7,973)	(6,944)	(36,655)	(34,505)	(72,666)	(68,178)
Capital expenditures, net of property insurance recoveries	(38,153)	(36,216)	(80,695)	(70,075)	(124,817)	(96,540)
Cash taxes (5)	(4,694)	(1,098)	(10,673)	(4,933)	(20,715)	(15,367)
Adjusted Free Cash Flow (6)	$104,472	$104,817	$4,204	$1,929	$284,015	$268,343

Weighted-average common shares outstanding — basic:	93,054	94,834	92,707	94,347	92,766	94,108

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net cash provided by operating activities to Adjusted EBITDA and Adjusted Free Cash Flow for the three, six and twelve months ended June 30, 2016 and June 30, 2015:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net cash provided by operating activities	$191,583	$197,383	$138,578	$144,888	$467,451	$419,900
Changes in working capital	(39,089)	(44,985)	(34,012)	(51,486)	(16,083)	(13,195)
Interest expense, net	20,190	18,938	39,648	37,525	78,026	74,298
Income tax expense (benefit)	41,059	26,859	17,199	(8,770)	96,338	33,812
Amortization of debt issuance costs	(1,092)	(1,195)	(2,158)	(2,383)	(4,293)	(4,750)
Other (income) expense, net	(1,057)	(556)	948	(210)	(6,015)	1,872
Interest accretion on notes payable	(115)	(314)	(232)	(624)	(464)	(1,238)
Changes in deferred income taxes	(36,996)	(28,012)	(8,575)	11,506	(74,577)	(24,447)
Impact of Fresh Start valuation adjustments (2)	22	39	44	78	126	264
Modified EBITDA (3)	174,505	168,157	151,440	130,524	540,509	486,516
Third party interest in EBITDA of certain operations (4)	(19,213)	(19,082)	(19,213)	(19,082)	(38,296)	(38,088)
Adjusted EBITDA (3)	155,292	149,075	132,227	111,442	502,213	448,428
Cash paid for interest, net	(7,973)	(6,944)	(36,655)	(34,505)	(72,666)	(68,178)
Capital expenditures, net of property insurance recoveries	(38,153)	(36,216)	(80,695)	(70,075)	(124,817)	(96,540)
Cash taxes (5)	(4,694)	(1,098)	(10,673)	(4,933)	(20,715)	(15,367)
Adjusted Free Cash Flow (6)	$104,472	$104,817	$4,204	$1,929	$284,015	$268,343

Weighted-average common shares outstanding — basic:	93,054	94,834	92,707	94,347	92,766	94,108

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.

(5)
Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal amounts for cash taxes for the next three years. Cash taxes paid represents statutory taxes paid, primarily in Mexico.

(6)
Adjusted Free Cash Flow, a non-GAAP measure, is defined as Adjusted EBITDA less (i) cash paid for interest expense net of interest income receipts, (ii) capital expenditures net of property insurance recoveries, and (iii) cash taxes. We exclude deferred financing costs related to our debt from the definition of Adjusted Free Cash Flow in order to present our debt costs for the current period without including the amortization of financing costs that were previously paid. Adjusted Free Cash Flow as defined herein may differ from similarly titled measures presented by other companies.